Exhibit (a)(58)

FOR IMMEDIATE RELEASE
PSFT-141

PeopleSoft Completes Planned Stock Repurchase

PLEASANTON, Calif. – Dec. 2, 2003 – PeopleSoft, Inc. (Nasdaq: PSFT) today announced it has completed its planned stock repurchase. The company repurchased $350 million worth of Common Stock, or 16,515,000 shares, since it announced its intention to repurchase stock on September 4, 2003.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,000 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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PeopleSoft is a registered trademark of PeopleSoft, Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2003 PeopleSoft, Inc. All rights reserved.

Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto regarding Oracle’s tender offer. Stockholders should read these documents, which can be obtained without charge at www.sec.gov and at www.peoplesoft.com, because they contain important information.